News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

Procter & Gamble Announces Changes To Its Board Of Directors
Johnathan Rodgers to Retire and Terry Lundgren Appointed

CINCINNATI, January 8, 2013 – The Procter & Gamble Company (NYSE:PG) today announced that current P&G Director Johnathan Rodgers has decided not to seek re-election at P&G’s annual shareholder meeting in October 2013, choosing to retire from the Board at that time.  The Company also announced the appointment of Terry Lundgren, 60, chairman, president and chief executive officer of Macy’s Inc. to its board of directors. The appointment is effective immediately.

Mr. Rodgers, 66, who is a member of the Governance & Public Responsibility and Innovation & Technology committees of the board, has been a director since 2001.  He is a former broadcast and cable television executive.

“Johnathan has been an outstanding director and a pillar of support to P&G for more than a decade.  He is one of longest serving directors and his knowledge and perspectives of media, communications and technology have been instrumental in shaping our thinking. We will continue to benefit from those contributions until his departure in October and thank him for his dedicated service over the years,” commented chairman, president and chief executive officer, Mr. Bob McDonald.

"We are delighted to welcome Terry Lundgren to the board,” continued Mr. McDonald. “He brings extensive leadership, strategy and risk management experience, as well as exceptional knowledge of the consumer industry and dynamic marketing practices. His hands-on experience in organizational optimization will be invaluable as we continue to drive our productivity programs forward.”

Mr. Lundgren will serve on the Governance & Public Responsibility and Innovation & Technology committees of the P&G Board.

Mr. Lundgren has been chairman, president and chief executive officer of Macy’s since 2004. Macy’s is one of the world’s leading and most recognized department stores with over 840 retail sites across the U.S.  It was acquired by Federated Department Stores in 1994 and Federated assumed the Macy’s name in 2007.

Mr. Lundgren joined Federated in 1975 and became president of its Bullock Wilshire operation in 1987.  He was next appointed chairman and chief executive officer of Neiman Marcus in 1988 and six years later returned to Federated as chairman and chief executive officer of its merchandising group. He was promoted to president and chief merchandising officer in 1997.  He became chief operating officer in 2002 and chief executive officer the following year.  He was a member of the Federated board of directors from 1997 and appointed chairman in 2004.

Mr. Lundgren received the retail industry’s pre-eminent honor, the Gold Medal Award, from the National Retail Federation in 2008 and has been an active leader in many retail industry initiatives over many years.  He was appointed commissioner on women’s economic development by the Mayor of New York in 2002 and was presented with Carnegie Hall’s third annual Medal of Excellence for outstanding philanthropic leadership in the arts in 2008. He is currently a member of the board of directors of Kraft Foods Groups, Carnegie Hall, Partnership for New York City, Federal Reserve Bank – New York and chairman of the National Retail Federation.

About Procter & Gamble

P&G serves approximately 4.6 billion people around the world with its brands.  The Company has one of the strongest portfolios of trust, quality, leadership brands including Pampers, Tide, Ariel, Always, Whisper, Pantene, Mach3, Bounty, Dawn, Fairy, Gain, Charmin, Downy, Lenor, Iams, Crest, Oral-B, Duracell, Olay, Head & Shoulders, Wella, Gillette, Braun, Fusion, Ace, Febreze, Ambi Pur, SKII and Vicks.  The P&G community includes operations in approximately 75 countries worldwide. approximately 127,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

P&G Media Contacts: Paul Fox, Corporate Communications, 513-983-3465 fox.pd@pg.com